Exhibit 99(s)(2)
Calculation of Filing Fee Tables
Form N-2
(Form Type)
T. Rowe Price OHA Select Private Credit Fund
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Common shares of beneficial interest, $0.001 par value	457(o)	2,500,000,000	—	2,500,000,000	.00011020	$275,500
Fees Previously Paid	Equity	Common shares of beneficial interest, $0.001 par value	457(o)	2,500,000,000	—	2,500,000,000	.00011020	$275,500

Total Offering Amount						2,500,000,000		$275,500
Total Fees Previously Paid								$275,500
Total Fee Offsets								$0
Net Fee Due								$0
(1)Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.
(2)The registrant previously paid $231,750 in connection with the registrant’s registration statement on Form N-2 (File No. 333-266378) as filed with the Securities and Exchange Commission on July 28, 2022 and $43,750 in connection with the registrant’s registration statement on Form N-2/A (File No. 333-266378) as filed with the Securities and Exchange Commission on March 31, 2023.